Exhibit 10.2

April 25, 2020

To: Joseph Zepf, General Counsel, Party City Holdco Inc.

Re: Temporary Reduction in Base Salary

Dear Mr. Zepf:

From and after April 26, 2020, I hereby agree that my annual base salary payable to me by Party City Holdco Inc. and its subsidiaries (together, the “Company”) will be reduced as described herein (the amount of such reduction, the “Reduction Amount”). This reduction will be effected by reducing the gross amount of each payment of my base salary by [__________] percent ([__]%), until the earlier of such time as (i) the Company decides to revert to the annual base salary I received immediately prior to April 26, 2020; (ii) the Company reopens at least seventy-five percent (75%) of its corporately operated brick and mortar retail store chain for regular operations (as compared to those stores which were open and operating as of February 1, 2020); or (iii) July 20, 2020. I hereby waive all rights that I would otherwise have with respect to the Reduction Amount.

I understand that this waiver, once executed, cannot be revoked and that this waiver will be binding upon my heirs, executors and legal representatives. If for whatever reason I receive any portion of the Reduction Amount, I agree that I will promptly repay such portion to the Company. I also understand and agree that I have no right to require that the Reduction Amount be used for any particular purpose.

This waiver will supersede any plan, program, policy, agreement or arrangement that would otherwise provide for the payment of all or any portion of the Reduction Amount.  I further understand and agree that I will not become entitled to any severance or other termination payments or benefits, and that I will not at any time have “Good Reason” (or any similar right to terminate employment with rights to severance or any other termination payments or benefits) under any employment agreement, offer letter, severance agreement, equity award agreement or other agreement or arrangement with, or plan, program, or policy of, the Company, in any such case, solely by virtue of executing this waiver or being provided with the opportunity to execute this waiver.  The Reduction Amount will not be treated as reducing my annual base salary or any other element of compensation for purposes of calculating (i) my target annual bonus for 2020, (ii) my target Long Term Incentive Plan (LTIP) grant for 2020, or (iii) my potential severance or other similar termination payments or benefits under any employment agreement, offer letter, severance agreement, equity award agreement or other agreement or arrangement with, or any plan, program or policy of, the Company.  All subsidiaries of Party City Holdco Inc. are intended beneficiaries of this waiver. This waiver will be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the principles of conflicts of law. This waiver may not be amended or otherwise modified without the prior written consent of the Company and me. This waiver may be signed in any number of counterparts, each of which will be treated as an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The execution of this waiver may be by actual signature, by electronic signature (e.g., DocuSign) or by e-mail as a portable document format (.pdf) file or image file attachment.

Name:

Accepted and agreed:

Party City holdco inc.

By:
Name: Joseph J. Zepf
Title: Executive Vice-President,
General Counsel & Secretary